EXHIBIT 16.1

November 1, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Greenhouse Solutions, Inc.

File Ref No: 000-54759

We have read the statements of Greenhouse Solutions, Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated November 1, 2017 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Registrant’s Certifying Accountant,” of the Current Report on Form 8-K of Greenhouse Solutions, Inc., and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/  BF Borgers CPA PC

BF Borgers CPA PC

Lakewood, CO